Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Georgia-Pacific Corporation

at

$48.00 Net Per Share

Pursuant to the Offer to Purchase

Dated November 17, 2005

by

Koch Forest Products, Inc.

an indirect wholly-owned subsidiary of

Koch Industries, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON THURSDAY, DECEMBER 15, 2005, UNLESS THE OFFER IS EXTENDED.

November 17, 2005

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated November 17, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Koch Forest Products, Inc., a Georgia corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Koch Industries, Inc., a Kansas corporation (“Koch Industries”), to purchase all outstanding shares of common stock, par value $.80 per share (the “Shares”), of Georgia-Pacific Corporation, a Georgia corporation (“Georgia-Pacific”), at a purchase price of $48.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Shareholders from the Chairman of the Board of Directors and Chief Executive Officer of Georgia-Pacific accompanied by Georgia-Pacific’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any of or all the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $48.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The board of directors of Georgia-Pacific has unanimously determined that the Offer and the Merger (as defined below) are fair to and in the best interests of Georgia-Pacific and its shareholders, approved, adopted and declared advisable the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer, and recommended that holders of Shares accept the Offer and tender their Shares in the Offer.

4.	The Offer is being made according to the Agreement and Plan of Merger, dated as of November 13, 2005 (the “Merger Agreement”), by and among Koch Industries, the Purchaser and Georgia-Pacific under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Georgia-Pacific with Georgia-Pacific surviving the merger as an indirect wholly-owned subsidiary of Koch Industries (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares that are owned by Georgia-Pacific as treasury stock and Shares owned by Koch Industries, the Purchaser or any other wholly-owned subsidiary of Koch Industries or by shareholders, if any, who are entitled to and properly exercise dissenters’ rights under Georgia law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Koch Industries, or to one or more direct or indirect wholly-owned subsidiaries of Koch Industries.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 15, 2005 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer that number of Shares which, together with any Shares then owned by Koch Industries and its subsidiaries, in the aggregate, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the outstanding shares of capital stock of Georgia-Pacific entitled to vote in the election of directors or upon the approval of the Merger Agreement, in each case on a fully diluted basis, (ii) the expiration or termination of any applicable waiting period under the HSR Act (as defined in the Offer to Purchase), (iii) the European Commission having issued a decision pursuant to the EC Merger Regulation (as defined in the Offer to Purchase) declaring the transactions contemplated by the Merger Agreement to be compatible with the Common Market (or compatibility being deemed under the EC Merger Regulation), (iv) satisfaction of certain other conditions related to non-U.S. competition law matters and (v) satisfaction of other conditions as set forth in Section 14—“Certain Conditions of the Offer” of the Offer to Purchase.

7.	Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or Georgeson Shareholder Communications Inc. which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may, in its sole discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Citigroup Global Markets Inc., which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Georgia-Pacific Corporation

by

Koch Forest Products, Inc.

an indirect wholly-owned subsidiary of

Koch Industries, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Koch Forest Products, Inc., dated November 17, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $.80 per share (the “Shares”), of Georgia-Pacific Corporation, a Georgia corporation (“Georgia-Pacific”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE
Shares
Dated:
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

4